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                                                                    EXHIBIT 10.1

                         ASCENTIAL SOFTWARE CORPORATION

                           CHANGE IN CONTROL AGREEMENT

WHEREAS, the Board of Directors of Ascential Software Corporation (the "Company"), after consideration of an independent survey of change in control agreements, approved on December 12, 2002, the adoption of a Change in Control Program for various groups of Company executives,

NOW THEREFORE,

Effective as of the Effective Date, the Company and Peter Gyenes (the "Executive") have entered into this Change In Control Agreement ("Agreement") to provide benefits in connection with a "Change in Control," as such term is defined below.

1. DEFINITIONS. For purposes of this Agreement only, the following terms shall have the meanings described below:

"Base Salary" means the Executive's base annualized salary in effect as of the Effective Date, or, if the Executive's base annualized salary was increased after such date and before the Executive's termination of employment, the full amount of such increased base annualized salary.

"Cause" means the occurrence of one or more of the following: (i) the Executive's conviction by, or entry of a plea of guilty or nolo contendere in, a court of competent jurisdiction for any crime which constitutes a felony in the jurisdiction in which the conduct alleged to constitute the felony occurred;
(ii) the Executive's misappropriation of funds or property or commission of an act of fraud, whether prior or subsequent to the date of a Change in Control;
(iii) gross negligence or recklessness by the Executive in the scope of the Executive's services to the Company; (iv) a willful failure by the Executive substantially to perform his or her duties and responsibilities after notice of such failure; or (v) a material breach by the Executive of the Company's policies or procedures.

"Change in Control" means:

         (a) the approval by the stockholders of the Company of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) fifty-one percent (51%) or more of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

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         (b)      any approval by the stockholders of the Company of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's business operations or assets;

         (c) any "person" (as that term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company's then outstanding voting securities;

         (d) a change in the composition of the board of directors of the Company, as a result of which less than a majority of the directors are Incumbent Directors. "Incumbent Directors" shall mean directors who either: (i) are directors of the Company as of the Effective Date, or (ii) are elected, or nominated for election, to the board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transaction described in subsections (a), (b), or (c) above, or in connection with an actual or threatened proxy contest relating to the election of directors of the Company; or

         (e) a finding by fifty percent (50%) or more of the Incumbent Directors that a sale, disposition, merger or other transaction or event designated by such Incumbent Directors in their sole discretion shall, under this Agreement, constitute a Change in Control with respect to the Executive.

"Company" means Ascential Software Corporation, its subsidiaries and affiliates, and except where otherwise noted, shall include any Successor which executes and delivers an assumption of the Agreement, or which becomes bound by the terms of this Agreement by operation of law.

"Effective Date" means the last date set forth on the final signature page of this Agreement.

"Executive" means the executive named in the first paragraph of this Agreement and covered under this Agreement.

"Good Reason" for the Executive's termination of employment means the occurrence of any of the following circumstances without the Executive's express written consent:

         (a) a substantial adverse alteration in responsibilities or the conditions of his employment from those in effect as of the Effective Date, but if the Executive's responsibilities or conditions of employment were beneficially altered, as determined by the Executive, subsequent to the Effective Date but prior to a Change in Control, a substantial adverse alteration in responsibilities or the conditions of his employment from those in effect immediately prior to the Change in Control;

         (b) a reduction by the Company in the Executive's annual Base Salary or Target Bonus as in effect on the Effective Date but if the Executive's annual Base Salary or Target Bonus was increased subsequent to the Effective Date but prior to a Change in Control, a reduction by the Company in Executive's annual Base Salary or Target Bonus in effect immediately prior to the Change in Control;

         (c) the Company requiring the Executive to be based more than 50 miles from the Company's offices at which the Executive was principally employed immediately prior to the date of the Change in Control, without the Executive's prior written consent;

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         (d)      the failure by the Company to continue in effect a health, disability insurance or retirement benefit agreement or plan in which the Executive participates immediately prior to the date of the Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative Agreement) has been made with respect to such Agreement, or the failure by the Company to continue the participation therein (or in such substitute or alternative Agreement) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of his participation relative to other participants, than existed at the time of the date of the Change in Control; or

         (e) the failure of any Successor to assume and agree to perform all obligations of the Company under this Agreement.

"Non-Cause Termination of Employment" means either: (i) the Executive's employment is terminated for any reason other than for Cause; or (ii) the Executive terminates employment for Good Reason.

"Significant Transaction" means a transaction to which the Corporation is a party that has been approved by the vote of a majority of the Incumbent Directors.

"Successors" or "Company's Successors" means any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation, delivery of an assumption agreement, or otherwise) to all or substantially all of the Company's business and/or assets. Successor shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.

"Target Bonus" means the full amount of the Executive's maximum potential annual (or annualized) bonus promised to him under the Company's bonus or similar incentive plan for the year in which occurs the Effective Date, or, if the Executive's maximum potential annual (or annualized) bonus was increased subsequent to such year and before the Executive's termination of employment, the full amount of such increased maximum potential bonus.

2. ELIGIBILITY FOR BENEFITS. To receive benefits under this Agreement, the Executive must:

         (a)      agree to be bound by the terms of this Agreement;

         (b) hold unvested stock options as of the date of a Change in Control;

         (c) execute (and re-execute if necessary) a release of claims (excepting any claims arising under this Agreement), in the form attached hereto (the "Release"); and

         (d) return to the Company all Company property and material and have satisfied and paid all travel and cash advances, debts and obligations to the Company prior to the Executive's last day of employment.

Notwithstanding the foregoing, so long as the Executive is entitled only to the benefits described in Section 3.3 hereunder, the Executive shall only be required to comply with Sections 2.(a) and 2.(b) hereof.

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3.       CHANGE IN CONTROL BENEFITS

3.1 SEVERANCE PAY IN CONNECTION WITH A CHANGE IN CONTROL. If the Executive is employed by the Company and if within one (1) year after the occurrence of a Change in Control the Executive's employment is terminated in a Non-Cause Termination of Employment, and all the conditions of Section 3.1 have been satisfied, then the Company shall pay the Executive as follows:

         (a) (1) a lump sum cash severance payment in the amount equal to the greater of (i) $3,000,000.00 or (ii) three (3) times the Base Salary plus Target Bonus of the Executive; and (2) during the eighteen (18) months immediately after the Executive's employment is terminated, continuing health care benefits under the Company's health care plan, during which time the Executive is responsible to pay his own health care premium payments at the applicable premium rate required under COBRA, although the Company will also pay the Executive during this period an amount, that, after payment of all the Federal, state and local taxes that are owed by the Executive with respect to the payment, equals the amount of the monthly health care premium payments charged under the Company's health plan for continued health coverage benefits at the applicable COBRA premium rate; and (3) during the period between nineteen
(19) and thirty-six (36) months immediately after the Executive's employment is terminated, the Company will arrange for, and provide on a tax-free basis, health insurance to the Executive under Blue Cross/Blue Shield, or a health insurance company with a comparable rating and reputation acceptable to the Executive, that provides insurance protections and benefits comparable to those health benefits to which the Executive was entitled on the date of the Change in Control. For this purpose, the Executive's rights under COBRA shall be deemed to commence at the end of the eighteenth month following the Executive's termination of employment. If the Executive becomes employed during the thirty-six (36) month period described in subdivision (2) or (3) above, the Executive must immediately notify the Company in writing of the identity of the Executive's new employer.

         (b) The severance payments required pursuant to Section 3.1(a)(1) will be made by the Company within ten (10) days of the later of (i) the effective date of the Non-Cause Termination of the Executive or (ii) receipt by the Company of the Executive's executed (and re-executed if necessary) unrevoked Release; and the monthly reimbursements of health care continuation costs will commence at the same time. The amounts paid will be net of applicable tax withholding and payroll deductions.

         (c) If (i) the Executive's employment is terminated for Cause by the Company or Successor at any time, (ii) the Executive remains employed by the Company or a Successor for at least twelve months following a Change in Control and subsequently has a Non-Cause Termination of Employment, or (iii) the Executive voluntarily resigns at any time other than for Good Reason, the Executive shall not be entitled to, nor shall the Executive receive, any severance payments or other benefits under this Section 3.1. Apart from the payments under Section 3.1 after a Change in Control, Gross-Up Payments, where applicable, will also be paid with respect to any Excise Taxes triggered under Code section 4999, pursuant to and in accordance with Section 3.5 hereof.

         (d) If (i) the Corporation is a party to a Significant Transaction, (ii) Executive is subsequently terminated in a Not For Cause Termination, and (iii) the Board of Directors determines in its sole discretion that the Not For Cause Termination occurred as a consequence

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of the Significant Transaction, then the Executive will receive the same benefits hereunder as if Executive were terminated in a Not for Cause Termination within one year following a Change in Control.

3.2 COBRA. Nothing herein is intended to affect or alter the Executive's rights under COBRA.

3.3 ACCELERATED VESTING OF STOCK OPTIONS. In the event a Change in Control occurs following the effective date of options granted to the Executive to purchase the Company's common stock, and if the Executive is employed by the Company as of the date of the Change in Control, the Executive's stock options shall have their vesting accelerated in full so as to become 100% vested, effective as of the time immediately preceding the effective time of the Change in Control. In the event the Executive's services are terminated in a Non-Cause Termination of Employment during the year after a Change in Control, any stock options granted to the Executive to purchase the Company's common stock that are not otherwise vested (including any stock options with effective dates after a Change in Control) shall have their vesting accelerated in full so as to become 100% vested, effective as of the date of the Executive's termination of employment.

3.4 CONTINUED RIGHT TO EXERCISE STOCK OPTIONS. In the event that the Executive becomes entitled to severance benefits pursuant to Section 3.1, the Executive will have a period of three years from and after the date of a Non-Cause Termination of Employment of the Executive during which to exercise all such vested options, provided however, that notwithstanding the foregoing, no options may be exercised after their term has otherwise expired.

         However, if the Executive becomes employed by a direct competitor of the Company, which shall be determined based upon the business of the Company as of the date immediately prior to date of the Change in Control: (i) the Executive shall immediately notify the Company in writing of the name and location of the Executive's new employer ("Competitive Employment"); and (ii) the extended period in which the Executive has to exercise all vested options described in this Section 3.4 will terminate immediately upon the earlier to occur of written notice of Competitive Employment by the Company to the Executive or the actual date upon which the Executive commenced Competitive Employment.

3.5      GROSS-UPS AND INDEMNIFICATIONS.

         (a) GROSS-UP FOR CODE SECTION 4999 EXCISE TAXES. Notwithstanding any other provision in this Agreement to the contrary, and except as set forth below, in the event it shall be determined under the provisions of this Section
3.5 hereof that any payment or distribution by the Company, or by any successor or affiliate of the Company (the "Payor"), to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, including without limitation any other Agreement, arrangement or agreement with such Payor, and including a determination (i) with regard to the value of any accelerated vesting of Options or stock awards or other forms of compensation, if such vesting occurs as a result of a Change in Control; but (ii) without regard to any additional payments required or calculated under this Section 3.5) (a "Payment"), would be subject to the excise tax imposed by Internal Revenue Code section 4999, or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such

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interest and penalties, are hereinafter collectively referred to as the "Excise
Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") (which is itself payable subject to applicable tax withholdings). This Gross-Up Payment shall be equal to an amount such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, (i) any income and FICA taxes (and any interest and penalties imposed with respect thereto) and (ii) Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. The Company's obligation to make Gross-Up Payments under this
Section 3.5 shall not be conditioned upon the Executive's termination of employment after any Change in Control. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made, and state and local income taxes at the highest marginal rate of taxation in either the state and locality of the Executive's place of employment at the time of the Change in Control or in the state and locality of residence at the time or times of payment, as applicable, net of the maximum reduction in federal income taxes that could be obtained from the deduction of the state and local taxes.

                  (1)      Notwithstanding the foregoing provisions of this
Section 3.5(a), if it shall be determined that the Executive is entitled to a Gross-up Payment, but that the Payments are less than $10,000 more than the greatest amount (the "Reduced Amount") that could be paid to the Executive such that the receipt of Payment would not give rise to any Excise Tax, then no Gross-Up Payment shall be made to the Executive, and the Payment, in the aggregate, shall be reduced to the Reduced Amount. The reduction of the amounts payable hereunder, if applicable, shall be made by first reducing the payment under Article 3 hereof, and in any event shall be made in such a manner as to maximize the value of all Payments actually made to the Executive. For purposes of reducing the Payments to the Reduced Amount, only amounts payable under the Agreement (and no other Payments) shall be reduced. If the reduction of amounts payable under this Agreement would not result in the payment of the Reduced Amount, no amounts payable under this Agreement shall be reduced.

                  (2) The Company shall provide written notice to the Executive with respect to each Payment promptly after it occurs, setting forth the nature of such Payment. Subject to the provisions of Section 3.5, all determinations required to be made under this Section 3.5, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a law firm or public accounting firm selected among those regularly consulted by the Company during the twelve-month period immediately prior to the Change in Control regarding federal income tax matters (the "Firm"). Within 15 days after the Firm has been notified by the Executive or the Company that a parachute payment has occurred, such Firm shall provide detailed supporting calculations with respect to such Payment both to the Company and the Executive. All fees and expenses of the Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section, shall be paid by the Company to the Executive within five days of the receipt of the Firm's determination. Any determination by the Firm shall be binding upon the Company and the Executive. As a result of any uncertainty in the application of Code section 4999 at the time of the initial determination by the Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have

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been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to
Section 3.5 and the Executive thereafter is required to make a payment of any Excise Tax, the Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

                  (3) The Executive shall notify the Company in writing of any written communication from the Internal Revenue Service or other taxing authority concerning the Gross-Up Payment or other matters arising under this
Section 3.5. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Executive receives such written communication and shall apprise the Company of the content of such communication. Failure to give timely notice shall not be deemed to prejudice the Executive's rights to Gross-Up Payment and rights of indemnity hereunder. The Executive shall not pay any claim pursuant to such written communication prior to the expiration of the 30-day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall (i) give the Company any information reasonably requested by the Company relating to such claim, (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company, (iii) cooperate with the Company in good faith in order to effectively contest such claim, and (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, such that after payment by the Executive of any and all income taxes, Excise Taxes and FICA taxes (including any interest and penalties imposed with respect thereto) ("Taxes") that may be imposed as a result of such representation and payment of costs and expenses by the Company, the Executive retains an amount equal to such Taxes. Without limitation on the foregoing provisions of this Section 3.5, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay Taxes claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless such that, after payment by the Executive of Taxes imposed with respect to such advance or with respect to any imputed income with respect to such advance, the Executive retains an amount equal to such Taxes. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority unrelated to the subject matter of this Agreement.

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                  (4)      If, after the receipt by the Executive of an amount
advanced by the Company pursuant to Section 3.5, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 3.5) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after Taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 3.5, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be deemed to be a part of the Gross-Up Payment and shall not be required to be repaid.

                  (5) The Executive, by providing notice to the Company under the Agreement's administrative notification rules, may designate a beneficiary or contingent beneficiaries to receive the benefits and payments hereunder and the Gross-Up Payment described in this Section 3.5 in the event of the Executive's death following the Executive's termination of service but prior to payment in full by the Company, its successor or assigns. The Executive may, from time to time, revoke or change any such designation of beneficiary. Any designation of beneficiary made pursuant to this Agreement shall be controlling for this purpose over any other designation made by the Executive, testamentary or otherwise; provided, that if the Company shall be in doubt as to the right of a beneficiary to receive payments, it may determine in its sole discretion to pay such amounts to the legal representative of the Executive's estate.

                  (6) Any other liability for unpaid or unwithheld Excise Taxes, other than those described above, is borne exclusively by the Company, in accordance with Code section 3403. The assumption of such liability by the Company shall not in any manner relieve the Company of any of its obligations under Sections 3.5 of the Agreement.

         (b) INDEMNIFICATION FOR AGREEMENT ENFORCEMENT COSTS. The Company shall promptly pay any and all reasonable fees and expenses incurred by the Executive in seeking to obtain or enforce any rights or benefits provided by this Agreement, including all reasonable attorneys' fees and expenses, accountants' fees and expenses, and court costs (if any) that may be incurred by the Executive in pursuing a claim for payment of benefits under this Agreement, provided that the Executive is successful, through settlement, on the merits, or otherwise, as to at least part of the disputed claim by reason of litigation, arbitration, or settlement. In the event that any of the fees and expenses paid under this Section 3.5(b) are determined by the Company, the Internal Revenue Service, or any taxing authority to be taxable to the Executive, the Company shall reimburse the Executive for all taxes paid by the Executive with respect to such payment of fees and expenses (including for this purpose any interest and penalties imposed with respect thereto) (the "Tax Reimbursement for Indemnification Payments") in such an amount that after payment by the Executive of all Federal, state and local taxes imposed on such Tax Reimbursement for Indemnification Payments, the Executive retains an amount equal to the Tax Reimbursement for Indemnification Payments (following the same procedures for calculating a gross-up payment set forth in Section 3.5(a) above).

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4.       MISCELLANEOUS

4.1 WITHHOLDING TAXES ON BENEFITS. Notwithstanding any other provision of the Agreement, all severance benefits shall be reduced by any applicable federal, state, or local tax withholding requirements and as permitted by law.

4.2 RELEASE OF CHANGE IN CONTROL BENEFITS. The benefits provided by this Agreement in respect of a change in control (including all benefits for any termination of employment during the year after a change in control, and all gross-up benefits, irrespective of the date of the Executive's termination of employment) are in lieu of any other change in control benefits provided by the Company under any other applicable practice, policy, or agreement. Any benefits provided by the Company under any written agreement currently in effect that are not triggered by, or directly related to, a change in control (including benefits for terminations occurring more than a year after a change in control) shall remain in full force and effect, and shall not be reduced, cancelled or superceded by this Agreement. In consideration of the adoption of this Change in Control Agreement, the parties hereto hereby agree that any prior change in control benefits, including severance benefits for terminations during the year after a change in control, provided under agreements that are in existence between the parties as of the Effective Date are hereby revoked and superceded by this Agreement.

4.3 SET OFF/TERMINATION OF SEVERANCE BENEFITS. No payments or benefits payable to the Executive pursuant to this Agreement shall be reduced by any amount the Executive may be entitled to receive as severance, pension or retirement benefits, if any.

4.4 PHYSICAL OR MENTAL ILLNESS. The Executive's right to terminate his employment pursuant to this Agreement shall not be affected by his incapacity due to physical or mental illness. The Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

4.5 DEATH. In the event the Executive dies before the severance monies are paid, payment shall be made to the designated beneficiary of the Executive in the same amount and at the same time that payment would have been made to the Executive. In the event no beneficiary is designated, then such payments will be made to the Executive's estate.

4.6 EXECUTIVE'S SUCCESSORS. The terms of this Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive's personal or legal representatives, executors, administrators, heirs, distributes, devisees and legatees.

4.7      LIMITATION ON TRANSFERABILITY. Except as provided in Sections 4.5 and
4.6 above, the interest of the Executive in the benefits described in this Agreement may not be sold, assigned, transferred or otherwise disposed of in any way, and any attempted sale, assignment, transfer or other disposition shall be null and void. If the Executive attempts to sell, assign, transfer or otherwise encumber his or her rights or interest in the Agreement, other than as permitted by Sections 4.5 and 4.6, such act will be treated as an election by the Executive to cease to be covered by this Agreement.

4.8 SEVERABILITY. If any term, provision, covenant or condition of this Agreement is held to be invalid, void, or unenforceable, the remainder of the provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby

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4.9      ENTIRE AGREEMENT; EMPLOYMENT AMENDMENTS; WAIVER. Subject to the
provisions of Section 4.2, this Agreement, together with all stock option agreements and/or stock repurchase agreements, is the entire agreement between the parties hereto concerning the subject matter hereof and supersedes and replaces all prior or contemporaneous agreements or understandings between the parties. This Agreement may not be amended or modified in any manner, except by an instrument in writing signed by the Executive and a member of the Board of Directors of the Company. Failure of either party to enforce any of the provisions of this Agreement or any rights with respect thereto or failure to exercise any election provided for herein shall in no way be considered to be a waiver of such provisions, rights or elections or in any way effect the validity of this Agreement. The failure of either party to exercise any of said provisions, rights or elections shall not preclude or prejudice such party from later enforcing or exercising the same or other provisions, rights or elections which it may have under this Agreement.

4.10 AT-WILL EMPLOYMENT. Nothing in this Agreement affects the at-will employment relationship of any Executive covered by this Agreement. Any Executive's employment is and shall continue to be at-will, as defined under applicable law, and may be terminated at any time by either party, with or without cause.

4.11 GOVERNING LAW. This Agreement shall be governed by Massachusetts law, without regard to conflict of laws provisions thereof.

         IN WITNESS WHEREOF, the parties execute this Agreement, in the case of the Company by its duly authorized officer or director, under seal, as of the day and year set forth below.

EXECUTIVE                         Ascential Software Corporation

By: /s/ Peter Gyenes              By: /s/ David Ellenberger
    --------------------              ----------------------------------------
    PETER GYENES                      David Ellenberger

Date: 4/22/03                     Title: Member of the Compensation Committee

                                  Date: 4/22/03

                                  By:  /s/ William Weyand
                                  ----------------------------------------------
                                        William Weyand

                                  Title:  Member/Chair of Compensation
                                  Committee

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